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                                                                EXHIBIT 10.1

                        [KOHLBERG & COMPANY LETTERHEAD]





October 22, 1998


Mr. Frederick J. Rocchio, Jr.
4049 Water Willow Lane
Birmingham, AL 35244

Dear Fred:

On behalf of the Board of Directors of Northwestern Steel and Wire Company ("Northwestern" or the "Company"), we are delighted to extend to you this offer to become the Company's President and Chief Executive Officer. We are looking forward to your taking charge of the Company and leading it to sustained growth and profitability in the years ahead. The balance of this letter will address specific aspects of our compensation package for you.

Authority:              You shall become the President & Chief Executive Officer
                        of Northwestern and report to its Board of Directors.
                        You will also be elected to the Board of Directors.
                        While employed, you will be expected to devote your full time and attention and use your best efforts to advance the business and welfare of Northwestern. You are also expected to perform services, acts and duties connected with your position in such a manner as the Board of Northwestern, from time to time, may direct.

Base Compensation:      Your base compensation will be $350,000 per annum. This
                        will be paid to you on the normal Northwestern pay schedule. The Board of Directors will review your performance during each fiscal year and, at its sole discretion, may increase your base compensation based on your performance and the financial condition of Northwestern.

Incentive Bonus:        You will receive a guaranteed bonus of $50,000 for the
                        first fiscal year (ending July 31, 1999) of employment with Northwestern. Future Northwestern bonuses for which you will be eligible will be targeted at 50% of your base compensation with a maximum of 200% for achievement of performance substantially in excess of the budget.
                        Bonus



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Mr. Frederick J. Rocchio, Jr.
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October 22, 1998


                         payments will be made in each year following completion of the annual audit and will be based on the annual EBITDA (earnings before interest, taxes, depreciation and amortization) and free cash flow budgets, with a threshold of 90% of budget.

Sign-On Bonus:           You shall be entitled to a sign-on bonus to compensate
                         you for documented restricted stock, unvested 401(k) and supplemental pension which is unvested and will be forfeited - valued at approximately $100,000. This payment shall be made upon your joining the Company.

Vacation:                You shall be entitled to four (4) paid weeks vacation
                         per year.

Company Benefits:        You and your family will be entitled to the Company
                         medical, dental, disability and life insurance plans and you will be eligible to participate in the Company's pension and 401(k) plans. Copies of these plans will be given to you. In addition, the Company will establish a Supplemental Employee Retirement Plan
                         ("SERP") to cover that portion of your benefits eligibility in excess of IRS maximum amounts.

Stock Options:           You will be entitled to receive a grant of 400,000
                         stock options representing approximately 1.5 percent of the common equity of Northwestern, with a $1.25 (or current market) exercise price per share on your start date. Any subsequent grants of stock options during the next three years would be on an exception basis. These options will vest ratably over three years effective on your anniversary date. A copy of the stock option plan will be provided for your review.

Severance:               In the event of termination during the first year of
                         your employment, for reasons other than for cause, you shall be entitled to severance of one year of base compensation. Thereafter, you shall be entitled to two years of base compensation.

Indemnification:         The company will indemnify you to the fullest extent
                         possible by law for any liability incurred as a result of the conduct of your duties as an employee of Northwestern.

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Mr. Frederick J. Rocchio, Jr.
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October 22, 1998


Estimated Start Date:    November 9, 1998.


Relocation:              Northwestern shall provide relocation assistance to you
                         and your family that is consistent with normal relocation practices. The Company will reimburse you for all reasonable costs incurred including brokerage and up-front financing fees relating to your purchase of a new residence, brokerage fees relating the sale of your existing residence, and temporary accommodations and related travel for you and your spouse during the relocation process.

We have extended this offer to you to become President and Chief Executive Officer of Northwestern in good faith, and we believe that the Company's Board of Directors is prepared to approve your appointment upon receiving your agreement with the terms of this letter. If you are in agreement, kindly execute a signed copy of this document.

Fred, we are excited by the prospect of you joining Northwestern as our partner and CEO. We believe that you are the right person for the job and look forward to working with you to build Northwestern into a significantly more effective and profitable enterprise.

Very truly yours,

/s/ Christopher Lacovara

Christopher Lacovara
Member, Executive and Compensation Committees


Acknowledged & Accepted

/s/ Frederick J. Rocchio, Jr.                  10-25-98
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Frederick J. Rocchio, Jr.                  Date